Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:
Charles A. Rowland, Jr.
Vice President, Chief Financial Officer
Phone (610) 321-6223
Robert A. Doody Jr.
Assistant Director, Investor Relations
Phone (610) 321-6290
Kristina M. Broadbelt (media)
Associate Director, PR & Advocacy
Phone (610) 321- 2358

VIROPHARMA Incorporated Reports Fourth Quarter and Full Year

2011 Financial Results

– Company Delivers Record Full Year Product Revenue of $544 Million and Record Full Year

Diluted Earnings Per Share of $1.68 –

EXTON, PA, February 28, 2012 – – VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the fourth quarter and year ended December 31, 2011.

In 2011, we:

•

Achieved a record $544 million in annual net product sales, including $251 million in net sales of Cinryze® (C1 esterase inhibitor [human]), and $289 million in net sales of Vancocin® (Vancomycin Hydrochloride Capsules, USP);

•	Attained non-GAAP adjusted net income of $182 million; GAAP net income reached $141 million;

•	Delivered positive cash flows from operations of $171 million;

•	Utilized $170 million of cash to repurchase 9.2 million shares of ViroPharma stock; and

•	Finished the year with working capital of $537 million as of December 31, 2011, including cash, cash equivalents and short-term investments of $460 million.

Net sales were $145.6 million and $544.4 million for the fourth quarter and year ended December 31, 2011, respectively, as compared to $121.6 million and $439.0 million in the comparative periods of 2010, respectively. This represents 20 percent growth in the fourth quarter and 24 percent growth for the year in net product sales. The fourth quarter Cinryze demand was satisfied through net sales of $66.7 million as reported and a reduction in the channel of about a week.

“As evidenced by our financial and operational performance throughout the year, 2011 was clearly the most successful period in the history of our company,” stated Vincent Milano, ViroPharma’s chief executive officer. “Among the highlights were the approvals and launches of Cinryze and Buccolam® (midazolam, oromucosal solution) in Europe, continued strong growth of Cinryze in the U.S., and the approval of our Vancocin sNDA leading to modernized labeling and, we believe, three years of exclusivity. We also significantly broadened our early stage and commercial pipeline through four separate strategic business development agreements. In 2012, our focus will remain on enhancing brand loyalty for patients who rely on our products, continuing the globalization of our product portfolio, and meeting the evolving needs of patients suffering from serious medical conditions.”

Our GAAP net income was $53.2 million in the fourth quarter of 2011 compared to $37.5 million in the 2010 fourth quarter. GAAP diluted earnings per share was $0.65 for the fourth quarter of 2011 compared to $0.43 for the same period in 2010. For the full year in 2011, GAAP net income was $140.7 million compared to $125.6 million of GAAP net income during 2010. GAAP diluted earnings per share was $1.68 for the full year 2011 compared to $1.47 during 2010.

Non-GAAP adjusted net income for the three and twelve months ended December 31, 2011 was $50.6 million and $181.9 million, respectively, compared to $45.3 million and $156.3 million for the same periods in 2010. Non-GAAP adjusted diluted earnings per share was $0.61 for the fourth quarter of 2011 compared to $0.50 for the same period in 2010. Non-GAAP adjusted diluted earnings per share was $2.09 for the full year 2011 compared to $1.76 for the full year 2010. A reconciliation between GAAP and non-GAAP adjusted measures is provided in the Selected Financial Information – Non-GAAP Financial Measures Reconciliation table included with this release.

Operating Highlights

Cinryze net sales during the three and twelve months ended December 31, 2011 were $66.7 million and $251.2 million, respectively, a 27 percent and 42 percent increase over the respective periods in 2010 due to an increase in the number of patients receiving Cinryze. Vancocin net sales during the three and twelve months ended December 31, 2011 were $77.8 million and $288.9 million, respectively, or a 15 percent and 11 percent increase over the respective period in 2010 primarily due to net realized price growth during 2011.

Cost of sales increased over the three and twelve month periods in the prior year by $1.7 million and $18.7 million, respectively, primarily due to increased Cinryze volume. The increase in selling, general and administrative expenses of $32.1 million in 2011 compared to 2010 is driven by higher spending related to our European infrastructure and commercialization efforts and new Cinryze marketing programs. Research and development costs increased $26.9 million in 2011 compared to 2010 primarily due to upfront licensing fees and milestone cost under our Halozyme and INS license agreements entered into during the year, which totaled $18.5 million.

We also incurred other operating expenses of approximately of $17.0 million during 2011 which included costs to expand the Cinryze manufacturing capacity at Sanquin, charges to reflect the increase in the fair value of the contingent consideration related to the acquisition of Buccolam of $4.6 million and an $8.5 million impairment charge as a result of the decision to push out development and commercialization plans for the remaining Auralis in-process research and development asset.

Our income tax expense was $67.3 million and $75.3 million for the year ended December 31, 2011 and 2010, respectively. The effective tax rate in 2011 was 32.4 percent compared to 37.5 percent in 2010. The effective tax rate in 2011 reflects the favorable impact of the tax benefits arising from a manufacturing deduction and the utilization of certain Pennsylvania State net operating losses. The effective tax rate in 2010 exceeded the federal statutory tax rate due to state income taxes and certain share-based compensation that is not tax deductible.

Working Capital Highlights

At December 31, 2011, our working capital was $537.3 million compared to $561.0 million at December 31, 2010 as we generated $170.7 million in cash flow from operations and deployed $170.0 million to repurchase 9.2 million shares during 2011.

Looking ahead in 2012

ViroPharma is reiterating its guidance for the year 2012 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2012, ViroPharma expects the following:

•	Worldwide net product sales are expected to be $600 to $660 million;

•	Net U.S. Cinryze sales are expected to be $310 to $330 million;

•	Net Vancocin sales are expected to be $260 to $310 million; and

•	Research and development (R&D) and selling, general and administrative (SG&A) expenses are expected to be $230 to $260 million.

Non-GAAP Disclosures

The Company is reporting both GAAP net income and non-GAAP adjusted results for the three and twelve months ended December 31, 2011 and 2010. Non-GAAP adjusted net income is GAAP net income excluding (1) non-cash interest expense, (2) amortization related intangible assets acquired, (3) stock compensation expenses, and (4) certain non-recurring events. Non-GAAP adjusted diluted net income per share reflects the Non-GAAP adjusted net income, after the incremental effect of applying the “if converted” method of accounting to the senior convertible notes, and the diluted shares used in determining our GAAP diluted net income per share. A reconciliation between GAAP and non-GAAP adjusted measures is provided in the Selected Financial Information – Non-GAAP Financial Measures Reconciliation table included with this release. The Company believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These historical non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. Generally Accepted Accounting Principles.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on February 28, 2012 at 9:00 a.m. Eastern. To participate in the conference call, please dial (800) 874-4559 (domestic) and (302) 607-2019 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until March 11, 2012.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options. ViroPharma is developing a portfolio of therapeutics for rare and Orphan diseases including C1 esterase inhibitor deficiency, Friedreich’s Ataxia, adrenal insufficiency; and recurrent C. difficile infection (CDI). Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE), seizures and C. difficile-associated diarrhea (CDAD); for full U.S. prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx; the prescribing information for other countries can be found at www.viropharma.com.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2012, our belief that Vancocin meets the requirements for, and thus received, three years of exclusivity, ability to continue to successfully commercialize our products in the United States and Europe, our ability to complete manufacturing scale up procedures, and receive regulatory approvals in the time frames anticipated, our ability to manufacture specified quantities of Cinryze utilizing the existing manufacturing process or additional manufacturing procedures; our ability to pursue regulatory approvals in additional territories; and our ability to conduct additional studies in the timeframes we anticipate.

Our actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin;

•	our ability to receive regulatory approval for the use of Cinryze for additional indications and formulations and in additional territories in the timeframes we anticipate or at all;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin and Cinryze to meet demand for each product;

•	our ability to increase manufacturing capacity for Cinryze and the timing and results thereof;

•	our ability to receive necessary regulatory approvals related to manufacturing capacity increases for Cinryze;

•	the size of the market, future growth potential and market share for Cinryze in the United States, Europe and other territories;

•	the availability of third party payer reimbursement for Cinryze patients;

•	fluctuations in wholesaler order patterns and inventory levels;

•

competition from the approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Cinryze, Vancocin, Buccolam and Plenadren;

•	changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Vancocin, Cinryze, Buccolam and Plenadren;

•	the impact of healthcare reform legislation;

•	actions by the FDA and EMA or other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed or decreases in the sensitivity of the relevant bacteria to Vancocin;

•

the timing and results of anticipated events in our clinical development programs including studies with Cinryze subcutaneous formulation, Cinryze for antibody mediated rejection and delayed graft function, as well as VP20621 for recurrence of C. difficile; and

•

the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that we will conduct additional studies or that we will be successful in gaining regulatory approval of Cinryze for additional indications, formulations or in additional territories. There can be no assurance that: the FDA will confirm our belief that Vancocin meets the requirements for, and thus has received, three years of exclusivity, through listing an exclusivity code in the Approved Drug Products with Therapeutic Equivalence Evaluations (The Orange Book), that even if FDA agrees that the label changes contained in our approved sNDA warrant exclusivity that the FDA would agree that omission of the protected labeling would render generic versions of Vancocin less safe and effective, the FDA will agree with the positions stated in ViroPharma’s Vancocin-related submissions or that ViroPharma’s efforts to oppose the FDA’s bioequivalence recommendation for Vancocin through in vitro dissolution testing will be successful or that the courts reviewing the pending Vancocin related litigation will agree with our positions. In the event that the FDA does not grant three years of exclusivity in connection with the information updating our label through the approved sNDA, or decides that such protected labeling can be omitted from the label of a generic product, we cannot predict the timeframe in which the FDA will make a decision regarding either our citizen petition for Vancocin or the approval of generic versions of Vancocin. If the FDA does not grant such three year exclusivity, or if exclusivity is granted and a generic manufacturer is nonetheless permitted to omit the protected data, and we are unable to change the FDA’s bioequivalence recommendation for Vancocin, the threat of generic competition will be high. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance. Biologics such as Cinryze require processing steps that are more difficult than those required for most chemical pharmaceuticals, and as a result, our ability to respond to the comments raised by the FDA regarding our manufacturing process may exceed the timeframe we currently anticipate and we cannot assure that we will be capable of generating the data requested by the FDA in the timeframe we anticipate. In addition, the FDA may request additional data, require additional conformance batches, delay any decision past the time frames anticipated by us, or deny the approval of the industrial scale manufacturing process. If the manufacturing capacity expansion projects at Sanquin are delayed, or do not result in the capacity we anticipate, if Sanquin cannot obtain necessary regulatory approvals for the contemplated facility expansions in the time frames we anticipate or if we are not able to manufacture the anticipated volume of product at the existing scale, we may not be able to satisfy patient demand. Our inability to obtain adequate product supplies to satisfy our patient demand may create opportunities for our competitors and we will suffer a loss of potential future revenues. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2011, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

Consolidated Statements of Operations:	Three months ended		Twelve months ended
(in thousands, except per share data)	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)
Revenue:
Net product sales	$145,575	$121,623	$544,374	$439,012

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	19,683	17,934	79,976	61,288
Research and development	12,707	10,460	66,477	39,613
Selling, general and administrative	36,022	24,334	127,775	95,664
Intangible amortization	7,774	7,084	31,035	29,357
Impairment loss	—	—	8,495	—
Other operating expenses	94	858	8,488	1,390

Total costs and expenses	76,280	60,670	322,246	227,312

Operating income	69,295	60,953	222,128	211,700

Interest income	140	140	655	372
Interest expense	(3,475)	(2,960)	(12,640)	(11,616)
Other (loss) income, net	(2,563)	(905)	(2,136)	430

Income before income tax expense	63,397	57,228	208,007	200,886
Income tax expense	10,219	19,762	67,348	75,278

Net income	$53,178	$37,466	$140,659	$125,608

Basic net income per share	$0.75	$0.48	$1.89	$1.61

Diluted net income per share	$0.65	$0.43	$1.68	$1.47

Shares used in computing net income per share:
Basic	70,499	78,049	74,517	77,820

Diluted	84,493	90,934	88,076	90,081

VIROPHARMA INCORPORATED

Selected Financial Information

Reconciliation of GAAP Net Income to Adjusted Net Income

An itemized reconciliation between net income and adjusted net income on a non-GAAP basis is as follows:

(in thousands)	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

GAAP net income	$53,178	$37,466	$140,659	$125,608
Adjustments:
Non-cash interest expense	2,232	1,944	8,268	7,517
Intangible amortization	7,774	7,084	31,035	29,357
Step-up inventory	—	112	—	896
Up front license fees	—	—	18,500	—
Share-based compensation	3,371	2,817	14,242	11,176
Contingent consideration expense	—	858	4,664	1,390
Asset impairment	—	—	8,495	—
Tax effect of the above	(5,217)	(4,998)	(33,230)	(19,631)
Manufacturing deduction tax benefit	(6,206)	—	(6,206)	—
Net operating loss tax benefit	(4,521)	—	(4,521)	—

Non-GAAP adjusted net income	$50,611	$45,283	$181,906	$156,313

Computation of Non-GAAP Adjusted Diluted Net Income per Share

Non-GAAP adjusted net income	$50,611	$45,283	$181,906	$156,313
Add interest expense on senior convertible notes, net of income tax	625	625	2,501	2,501

Non-GAAP adjusted diluted net income	$51,236	$45,908	$184,407	$158,814

Shares used in computing GAAP diluted net income per share	84,493	90,934	88,076	90,081

Shares used in computing Non-GAAP adjusted diluted net income per share	84,493	90,934	88,076	90,081

GAAP diluted net income per share	$0.65	$0.43	$1.68	$1.47

Non-GAAP adjusted diluted net income per share	$0.61	$0.50	$2.09	$1.76

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income:

1. Non-cash interest expense: Non-GAAP adjusted net income excludes certain non-cash interest expense resulting from the change in the method of accounting for our convertible notes which became effective in 2009. We believe that excluding the non-cash portion of our interest expense allows management and investors an alternative view of our financial results “as if” our net income reflected only the cash portion of our interest expense.

2. Purchase accounting and product acquisition related adjustments: Non-GAAP adjusted net income excludes certain items related to our acquisitions. The excluded items include charges related to amortization of intangible assets arising from acquisitions, changes in the fair value of future contingent consideration and upfront fees or milestone payments under license agreements.

3. Stock option expense: Non-GAAP adjusted net income excludes the impact of our stock compensation expense. We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business.

Non-GAAP net income may exclude unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. For purposes of determining non-GAAP net income, the asset impairment is excluded.

VIROPHARMA INCORPORATED

Selected Financial Information

Selected Consolidated Balance Sheet Data	December 31,	December 31,
(in thousands)	2011	2010

Assets
Current assets:
Cash and cash equivalents	$331,352	$426,732
Short-term investments	128,478	78,439
Inventory	60,316	54,388
Total current assets	635,931	633,141
Intangible assets, net	648,659	619,712
Goodwill	13,184	6,228
Total assets	1,336,797	1,287,574

Liabilities and Stockholders’ Equity
Total current liabilities	98,651	72,122
Deferred tax liabilities	178,706	176,111
Long-term debt	153,453	145,743
Total liabilities	445,673	396,439
Total stockholders’ equity	891,124	891,135
Total liabilities and stockholders’ equity	1,336,797	1,287,574

	Years Ended
	December 31,	December 31,
Statement of Cash Flows:	2011	2010
(in thousands)

Net cash provided by operating activities	$170,726	$193,517
Net cash used in investing activities	$(101,047)	$(101,934)
Net cash (used in) provided by financing activities	$(163,214)	$3,565